EXHIBIT (7)(e)(3)

AMENDMENT NO. 3 TO REINSURANCE AGREEMENT

TRANSAMERICA INTERNATION RE (BERMUDA) LTD.

AMENDMENT 3

to

REINSURANCE AGREEMENT

Between

TRANSAMERICA LIFE INSURANCE COMPANY

CEDAR RAPIDS, IOWA

hereinafter referred to as “the Company”

and

TRANSAMERICA INTERNATIONAL RE (Bermuda), Ltd

of

Hamiltion, Bermuda

hereinafter referred to as “the Reinsurer”

Whereas, the Company and the Reinsurer entered into a Reinsurance Agreement effective December 31, 2008;

And Whereas, the Company and the Reinsurer wish to amend certain provisions of the Agreement;

Now, Therefore, in consideration of the mutual agreements, promises and covenants provided herein, the Company and the Reinsurer hereby agree to amend the Agreement as follows:

Effective January 1, 2010 Article IV Paragraph 7 will be deleted in its entirety and replaced as follows:

Annuity Payments. In the event that an annuity reinsured hereunder annuitizes, the Reinsurer will pay the Ceding Company the quota share times each periodic payment. Once the account balance of a policy with a guaranteed withdrawal benefit reaches zero the ceding company will establish a payout annuity for the remaining benefit and the reinsurer will pay the ceding company an amount equal to the statutory reserve for that annuity. No further obligation or liability will exist for the Reinsurer for such annuitized Annuities.

IN WITNESS WHEREOF, TRANSAMERICA LIFE INSURANCE COMPANY and TRANSAMERICA INTERNATIONAL, Re (Bermuda), LTD have by their respective officers executed this Amendment in duplicate effective this 27 day of May, 2010.

TRANSAMERICA LIFE INSURANCE COMPANY	TRANSAMERICA INTERNATIONAL Re (Bermuda), LTD

By	By

Vice President	President & CEO
Title	Title

1